EX-34.5
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Report of Independent Registered Public Accounting Firm


Management
HomeBanc Mortgage Corporation

We have examined management's assertion, included in the accompanying Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria, that HomeBanc Mortgage Corporation (the Company), a wholly owned subsidiary of HomeBanc Corp., complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission's Regulation AB for the residential mortgage loans servicing platform, except for the instance of material noncompliance described therein, as of and for the nine-month period ended September 30, 2007, except for 1122 (d)(1)(iii), 1122 (d)(3)(i) and 1122
(d)(3)(ii), which the Company has determined are not applicable to the activities performed by them with respect to the servicing platform covered by this report. See Appendix A for the asset backed transactions covered by this platform. Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the servicing criteria based on our examination.



Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset backed transactions and securities that comprise the platform, testing of less than all of the servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria and as permitted by the Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations ("Interpretation 17.06"). Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to our subsequent to our tests that may have affected the balances or amounts calculated or reported by the company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

As described in management's assertion, for the servicing criteria 1122
(d)(2)(i), the Company has engaged various vendors to perform the activities required by this servicing criteria. The Company has determined that these vendors are not considered a "servicer" as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the applicable servicing criteria applicable to each vendor as permitted by Interpretation 17.06. As permitted by Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendor's activities comply in all material respects with the servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to



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apply Interpretation 17.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company's eligibility to apply Interpretation 17.06.

Our examination disclosed the following material noncompliance with the servicing criteria 1122(d)(2)(vii), applicable to the Company during the nine-month period ended September 30, 2007. Certain reconciliations for asset-backed securities related to bank accounts, including custodial accounts were not prepared in a timely manner (i.e., within 30 calendar days after the bank statement cutoff date), specifically during the months in which the Company was operating under the statutes of the United States Bankruptcy Court.

In our opinion, except for the material noncompliance described in the fourth paragraph, management's assertion that the Company complied with the aforementioned servicing criteria, including servicing criteria 1122(d)(2)(i) for which compliance is determined based on Interpretation 17.06 as described above, as of and for the nine-month period ended September 30, 2007 for the residential mortgage loans servicing platform, is fairly stated, in all material respects.



/s/ Ernst & Young LLP


December 3, 2007



A member firm of Ernst & Young Global Limited